Exhibit 10.2C

Banc of California, Inc.

18500 Von Karman Avenue, Suite 1100

Irvine, California 92612

May 23, 2014

Steven Sugarman

c/o Banc of California, Inc.

18500 Von Karman Avenue, Suite 1100

Irvine, California 92612

Re:	Certain Conditions Related to Stock Appreciations Rights Issued with respect to Tangible Equity Units

Dear Mr. Sugarman:

Reference is made to (a) that certain Stock Appreciation Right Grant Agreement, dated as of August 21, 2012 and amended as of December 13, 2013 (the “SAR Agreement”), by and between you and Banc of California, Inc., a Maryland corporation (the “Company”), which, among other things, provides for the issuance of additional stock appreciation rights to you upon the occurrence of certain issuances of Company common stock, par value $0.01 per share (“Common Stock”), by the Company (the “Antidilution Right”) ; and (b) that certain Purchase Agreement, dated as of May 15, 2014 (the “Purchase Agreement”), by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which relates to a public offering (the “Unit Offering”) of tangible equity units each comprised of (i) a prepaid stock purchase contract (each, a “Purchase Contract”) that will be settled by delivery of a certain number of shares of Common Stock, and (ii) a junior subordinated amortizing note. Capitalized terms used but not otherwise defined in this acknowledgment (this “Acknowledgment”) shall have the meanings given to such terms in the SAR Agreement.

In consideration of the mutual agreements, provisions, and covenants contained in this Acknowledgment, the Company and you hereby agree as follows:

1.	Paragraph Numbering Correction. For all purposes of the SAR Agreement, this letter and any other agreements that refer to the SAR Agreement, the paragraphs of Section 6 of the SAR Agreement that are currently incorrectly numbered as (c), (d), (e), (f) and (g) (and any references therein to such paragraphs) shall be renumbered as (a), (b), (c), (d) and (e), respectively.

2.	Issuance of Additional SARs. You and the Company hereby each acknowledge that the Company has determined that the Antidilution Right with respect to the shares of Common Stock issuable pursuant to the Purchase Contracts was triggered under the SAR Agreement by the closing of the Units Offering, and pursuant to such Antidilution Right, you have been issued 300,219 additional stock appreciation rights (the “Additional SARs”), which have been calculated under the terms of the Section 6(a) of the SAR Agreement as if Common Stock issued in settlement of each Purchase Contract is settled for the “Initial Maximum Settlement Rate” (as such term is defined in the Company’s Free Writing Prospectus filed with the SEC on May 16, 2014). You and the Company acknowledge that the actual shares of Common Stock issued in settlement of each Purchase Contract is not known and will range from the Initial Minimum Settlement Rate (as such term is defined in the Company’s Free Writing Prospectus filed with the SEC on May 16, 2014) to the Initial Maximum Settlement Rate.

3.	Certain Additional Conditions. In order to clarify certain matters and in light of the unique terms of the tangible equity units, the Company and you hereby further acknowledge and agree as follows:

(a)	Waiver of Additional SARs. Notwithstanding Section 6(a) of the SAR Agreement, you hereby waive any future right to be issued additional stock appreciation rights under the SAR Agreement in respect of the Common Stock issuable pursuant to the Purchase Contracts.

(b)	Waiver of Accrued Dividends. Notwithstanding Section 6(c) of the SAR Agreement , you hereby waive the right to receive any Accrued Dividend Amount with respect to any Additional SARs that accrues prior to the vesting of such Additional SARs, except as otherwise provided pursuant to Section 3(c)(i) below.

(c)

Extended Vesting Period; Adjustment.  Notwithstanding Sections 2 and 6(a) of the SAR Agreement, you hereby agree that the Additional SARs shall vest in full on May 21, 2017 subject to your continued employment on such date, provided that the Additional SARs shall vest earlier as follows: (i) for any Purchase Contract settled in shares of Common Stock before August 21, 2014, then the Additional SARs corresponding to such Purchase Contract shall become 2/3 vested and exercisable on the date on which any such Purchase Contract is settled in shares of Common Stock and the remaining 1/3 shall become vested and exercisable on August 21, 2014, subject to your continued service to the Company or its affiliates through such date and (notwithstanding Section 2(b) above), the 1/3 unvested Additional SARs corresponding to such Purchase Contract shall be eligible for the same dividend rights as allowed under the SAR Agreement, (ii) for any Purchase Contract settled in shares of Common Stock on or after August 21, 2014, then the Additional SARs corresponding to such Purchase Contract shall become 100% vested and exercisable on the date on which any such Purchase Contract is settled in shares of Common Stock, subject to your continued service to the Company or its affiliates through such date; and (iii) if the aggregate number of shares of Common Stock issued in settlement of any single Purchase Contract on the settlement date (the “Actually Issued Common Shares”) is less than the Initial Maximum Settlement Rate, then the Additional SARs related to that single Purchase Contract shall be recalculated and adjusted pursuant to the terms of Section 6(a) of the SAR Agreement based on the Actually Issued Common Shares instead of the Initial Maximum Settlement Rate, and you shall forfeit on such settlement date any Additional SARs granted hereunder in excess of those that would have been granted to you on such respective settlement date pursuant to the calculation required by Section 6(a) of the SAR Agreement based on the Actually Issued Common Shares.

(d)	Certain Terminations of Employment. Notwithstanding Section 4(a) of the SAR Agreement or Section 3(c) above, upon any termination of your service with the Company other than (i) by the Company for Cause or (ii) by you without Good Reason, any Additional SAR that is unvested as of the date of such termination shall remain outstanding until the applicable settlement date (without regard to your continued service to the Company) of the Purchase Contract to which such Additional SAR corresponds and shall become vested to the extent that such Additional SAR would have vested pursuant to Section 3(c) had your service with the Company continued through such vesting date.

4.	Full Force and Effect. Except as expressly set forth in this Acknowledgment, all terms and conditions of the SAR Agreement shall remain in full force and effect with respect to the Additional SARs.

[Signature Page Follows]

Please confirm your agreement to the foregoing by executing this Acknowledgment as indicated below.

Very truly yours,

BANC OF CALIFORNIA, INC.

By:	/s/ Chad Brownstein
Chad Brownstein Lead Independent Director

Acknowledged and Agreed:

/s/ Steven Sugarman
Steven Sugarman

[Signature Page to Sugarman SAR Agreement Acknowledgment]